Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Declares Quarterly Dividend

TEANECK, N.J., November 5, 2024 (Business Wire) – The Board of Directors of Phibro Animal Health Corporation (Nasdaq:PAHC) today declared a quarterly cash dividend of $0.12 per share on its Class A common stock and Class B common stock, payable on December 18, 2024, to stockholders of record at the close of business on November 27, 2024.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Glenn David

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com